Exhibit 10.8

December 4, 2011

Cory Sindelar

Dear Cory,

We are pleased to offer you employment as a CFO at Violin Memory, Inc, “the Company”. Your date of hire will be December 19, 2011. Conditioned upon your joining Violin as an employee on December 19, 2011, this letter sets forth the terms of your employment.

The specific terms of your employment are as follows:

1. Position. Your title will be CFO and you will report to the Company’s CEO or his designee. This is a full-time position beginning on December 19, 2011. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Outside Activities. While you render services to the Company, you agree that you will not engage in any employment, consulting or other business activity in the memory or storage technology industry without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

3. Base Salary. The Company will pay you an initial base salary of $ 20,000 .00 per month ($ 240,000.00 per annum) which will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Please note that all employment policies are subject to change or adjustment as may be appropriate given economic and competitive conditions. Your salary will accrue beginning on your first day of employment and you will receive regular salary payments according to the Company’s standard payroll practices. Your annual bonus target shall be set to 50% of your base salary. Award of the bonus is subject to the discretion of the CEO and the Board of Directors.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits offered to other full-time employees. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The company presently has a benefits plan administered under contract by TriNet, which enables employees to select which of a broad array of benefits best suit their needs. The company presently provides either a ($700/month) contribution for benefits elected by employees, or a ($200/ month) supplemental benefits waiver should employees prefer to employ health insurance and other benefits from outside the company. This covers the majority of premium charges for each full-time employee, leaving co-payments and premiums relating to the extension of coverage for family members to the responsibility of the employee. The company also has a 401(k) savings plan managed by Fidelity Investments. In the case of all benefit plans, the Company reserves the right to amend or terminate the plans at any time.

5. Stock Options. Upon your acceptance of this offer, the Company will recommend to its

2700 GARCIA AVENUE    MOUNTAIN VIEW, CA 94043    TEL 650.396.1500    FAX 866.884.7552  VMEM.COM

Sindelar December 4, 2011	Page 2

Board of Directors that you be granted an option to purchase 400,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions of the Company’s stock plan and will vest in equal monthly installments over 36 months. You will receive acceleration of your vesting in the event of an acquisition of the company of your unvested stock, subject to a requirement you provide up to 6 months of transition if required as part of the acquisition agreement. You will have an incentive of 100,000 fully vested shares for the completion of a S1- filing by the company by October 1, 2012. In the event of an acquisition of the company prior to October 1, 2012 and prior to the S1-filing you shall receive the shares fully vested.

6. Proprietary Information and Inventions Agreement. You will be required to sign and comply with the Company’s standard Proprietary Information and Inventions Agreement.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9. Entire Agreement. This letter and the Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. No provision of this letter may be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by you and by the President of Violin. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

10. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in California.

The non prevailing party will pay the cost of the arbitrator. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

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If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

*        *        *

We hope that you will accept our offer to join the Company. Please note that this Offer of Employment is contingent upon the successful completion of a background check. I have attached a form authorizing the Company to conduct the background check. Please sign and return to me as soon as possible to enable us to move forward with this process.

You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me either by email (PDF) or fax at (866) 884-7552. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please contact me.

Sincerely,

VIOLIN MEMORY, INC.

By:	/s/ Donald G. Basile
Dr. Donald G. Basile
Chief Executive Officer

I have read and accept this employment offer:

/s/ Cory Sindelar
Signature: Cory Sindelar

Dated:	Dec. 5, 2011